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          FIRST AMENDMENT TO RIGHTS AGREEMENT


     FIRST AMENDMENT, dated as of December 9, 1999, to the Rights Agreement, dated as of February 13, 1998 (the "Rights Agreement"), between Glen Burnie Bancorp, a Maryland corporation (the "Company") and The Bank of Glen Burnie, a Maryland banking corporation, as rights agent (the "Rights Agent").

                      WITNESSETH

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement prior to a Distribution Date without the approval of the stockholders provided, that no proposed supplement or amendment shall be effective unless (i) there are Continuing Outside Directors and (ii) a majority of such Continuing Outside Directors, at a meeting of the Board duly called and held, votes in favor of the adoption of such proposed supplement or amendment; and

     WHEREAS, the Board has determined that no Distribution Date has occurred and that there are Continuing Outside Directors;
and

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as provided herein and a majority of such Continuing Outside Directors, at a meeting of the Board duly called and held, have voted in favor of such amendment.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

     1.   AMENDMENT TO THE DEFINITION OF EXEMPT PERSON.

          Section 1(s)of the Rights Agreement is hereby amended by deleting the period at the end of clause (vi) thereof and adding the following clause(vii)immediately thereafter:

     , or (vii) any Person who becomes the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding (but less than 10 1/4%) and who(x)reported or is required or permitted to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report), or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the Common Stock),and(y), within five Business Days of being requested by the Company, certifies to the Company that they become the Beneficial Owner of 10% or more of the outstanding shares of Common Stock inadvertently or without knowledge of the terms of the Rights and divests


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     sufficient shares of Common Stock such that such Person
     together with their Affiliates or Associates is no longer the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, and (z), in the event a record date shall have been fixed for the purpose of determining the stockholders entitled to vote at an annual or special meeting of stockholders while such Person, together with its Affiliates and Associates, was the Beneficial Owner of 10% or more of the Common Stock then outstanding, such Person shall cause to be voted on each proposal presented at such annual or special meeting in the same proportion as the votes cast by all other stockholders an amount of shares of Common Stock Beneficially Owned by such Person equal to the difference between the aggregate number of shares of Common Stock Beneficially Owned by it and the number of shares equal to 10% of the shares of Common Stock outstanding on such record date; provided, however, that if the Person requested to so certify and divest as provided in clause (y) fails to do so within five Business Days of such request, then such Person shall cease to be an Exempt Person immediately after such five-Business-Day Period.


     2. RATIFICATION OF ORIGINAL RIGHTS AGREEMENT. Except as amended hereby, the Rights Agreement remains unchanged and is ratified and confirmed in all respects.

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          IN WITNESS WHEREOF, the parties hereto have caused
this First Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



ATTEST:                            GLEN BURNIE BANCORP


By: /s/ John E. Demyan       By:  /s/ F. William Kuethe, Jr.
    ---------------------         -----------------------------
Name:  John E. Demyan             Name:  F. William Kuethe, Jr.
Title: Chairman of the Board      Title: President and Chief
        of Glen Burnie Bancorp             Executive Officer



ATTEST:                            THE BANK OF GLEN BURNIE,
                                        as Rights Agent


By: /s/ John E. Demyan       By:  /s/ F. William Kuethe, Jr.
    ---------------------         -----------------------------
Name:  John E. Demyan             Name:  F. William Kuethe, Jr.
Title: Chairman of the Board      Title: President and Chief
        of Glen Burnie Bancorp             Executive Officer